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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

MDI, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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4) Date Filed:

MDI, INC.
10226 San Pedro Avenue, Suite 200
San Antonio, Texas 78216

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 7, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Meeting”) of MDI, Inc., a Delaware corporation (the “Company”), will be held at the offices of the Company at 10226 San Pedro Avenue, Suite 200, San Antonio, Texas on Thursday, June 7, 2007, at 10:00 a.m., local time, for the following purposes:

1. To elect six directors for the ensuing year.

2. To ratify the appointment of PMB Helin Donovan, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

3. To consider such other business as may properly come before the Meeting or any adjournment thereof.

Only shareholders of record at the close of business on May 8, 2007 will receive notice of and be entitled to vote at the meeting or any adjournment thereof.

A Proxy Statement and a proxy solicited by the Board of Directors are enclosed with this mailing. To ensure a quorum for the meeting and that your vote may be recorded, please sign, date and return the proxy promptly in the enclosed business reply envelope. If you attend the meeting, you may revoke your proxy and vote in person. Our 2006 Annual Report to Shareholders is enclosed in the same document as the Proxy Statement.

By Order of the Board of Directors,

Richard A. Larsen
Senior Vice President,
General Counsel & Secretary

San Antonio, Texas
May 11, 2007

Please complete and return the enclosed proxy promptly so that your vote may be recorded.

MDI, INC.
10226 San Pedro Avenue, Suite 200
San Antonio, Texas 78216

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 7, 2007

General

This Proxy Statement and the accompanying proxy will first be mailed on or about May 22, 2007, to the stockholders (the “Stockholders”) of MDI, Inc., a Delaware corporation (the “Company” or “MDI”), by the Company’s Board of Directors (the “Board”) to solicit proxies (the “Proxies”) for use at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at the offices of the Company at 10226 San Pedro Avenue, Suite 200, San Antonio, Texas 78216 on Thursday, June 7, 2007, at 10:00 a.m., local time, or at such other time and place to which the Meeting may be adjourned.

The purpose of the Meeting is to consider and act upon (i) the election of six directors; (ii) the proposed appointment of PMB Helin Donovan, LLP (“Helin Donovan”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and (iii) such other matters as may properly come before the Meeting or any adjournment thereof.

Voting of Proxy

All executed, returned Proxies that are not revoked will be voted in accordance with the included instructions. Signed Proxies that are returned without instructions as to how they should be voted on a particular proposal at the Meeting will be counted as votes “FOR” such proposals (or, in the case of election of directors, as a vote “FOR” election to the Board of all nominees presented by the Board).

Revocation of Proxy

The Proxy may be revoked at any time by providing written notice of such revocation to the person named as proxy, by voting in person at the Meeting or by executing a Proxy bearing a later date.

Solicitation

All costs incurred in the solicitation of the Proxies will be borne by the Company. In addition to the solicitation by mail, the Company has retained Mellon Investor Services as its proxy solicitation agent and has agreed to pay it $6,500 plus expenses for such service. Officers and employees of the Company may solicit Proxies by telephone, telegraph or personally, without additional compensation. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of common stock held of record by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith.

Record Date and Voting Securities

The record date for determining the Stockholders entitled to vote at the Meeting is May 8, 2007 (the “Record Date”). At the close of business on the Record Date, there were outstanding 32,093,802 shares of Common Stock, and 195,351 shares of the Company’s Series A Convertible Preferred Stock, par value $5.00 per share (“Series A Preferred Stock”) (the outstanding shares of Common Stock and Series A Preferred Stock are collectively referred to as the “Voting Shares”). The Voting Shares constitute the only outstanding voting securities of the Company entitled to be voted at the Meeting.

Quorum and Voting

The presence, in person or by Proxy, of the holders of Voting Shares holding a majority of the votes entitled to be cast is necessary to constitute a quorum at the Meeting. Votes withheld, abstentions and broker non-votes shall be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Meeting. Each holder of Common Stock is entitled to one vote per share of Common Stock. Each holder of Series A Preferred Stock is entitled to 16.667 votes per share of Series A Preferred Stock so that the 195,351 shares of the Series A Preferred Stock represent 3,255,915 votes on all matters submitted to the Stockholders.

Election of Directors.  The affirmative vote of the holders of a plurality of the votes cast at the Meeting is required for the election of directors (Proposal One). Holders of the Voting Shares are not allowed to cumulate their votes in the election of directors.

Ratification of Appointment of Independent Registered Public Accounting Firm.  The affirmative vote of a majority of the votes cast at the Meeting is required to ratify the appointment of Helin Donovan as the Company’s independent registered public accounting firm (Proposal Two).

Voting Shares which abstain from voting on a particular proposal, and Voting Shares held in “street name” by brokers or nominees who indicate on their Proxies that they do not have discretionary authority to vote such Voting Shares as to a particular proposal (“broker non-votes”), will not be counted as votes in favor of such proposal and will also not be counted as votes cast or shares voting on such proposal. Accordingly, abstentions and broker non-votes will have no effect on the voting for the election of directors (Proposal One). Abstentions will have the effect of a vote against the ratification of the appointment of Helin Donovan as the Company’s independent registered public accounting firm while broker non-votes will not be taken into account in determining the outcome of the vote on either of these proposals (Proposal Two).

Internet and Telephone Voting of Shares

Instead of submitting Proxies by mail on the enclosed proxy card, Stockholders have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Please note that there may be separate arrangements for using the Internet and telephone depending on whether your shares are registered in the Company’s stock records in your name or in the name of a brokerage firm or bank. Stockholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available.

The internet and telephone procedures described below for submitting your Proxy are designed to authenticate Stockholders’ identities, to allow Stockholders to have their shares voted and to confirm that their instructions have been properly recorded. Stockholders submitting Proxies or voting via the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that would be borne by the Stockholder.

Stockholders of record who wish to vote via the Internet or telephone may submit their Proxies:

•	through the Internet by visiting a website established for that purpose at http://www.proxyvoting.com/mdii and following the instructions; or

•	by telephone by calling the toll-free number 1-866-540-5760 and following the recorded instructions.

Dissenters’ Rights of Appraisal

There are no dissenter’s rights of appraisal with respect to the matters being acted upon at the Annual Meeting.

PROPOSAL ONE

TO ELECT SIX DIRECTORS

Nominees for election to the Board of Directors are:

Peter B. Knepper
Carlo R. Loi
Robert E. McCann III
James W. Power
J. Collier Sparks
James M. Vandevere

Each director will be elected to serve for a one-year term, unless he resigns or is removed before his term expires, or until his replacement is elected and qualified. Each of the nominees listed above is currently a member of the Board of Directors and each of them has consented to serve as a director if elected. More detailed information about each of the nominees is available in the section of this proxy statement titled “Directors and Executive Officers,”

THE BOARD RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES SET FORTH ABOVE.

PROPOSAL TWO

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed PMB Helin Donovan, LLP (“Helin Donovan”) to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2007. Helin Donovan served as the independent registered public accounting firm of the Company for the fiscal years ending December 31, 2006 and December 31, 2005. If the shareholders do not approve the selection of Helin Donovan, the selection of such firm as our independent registered public accounting firm will be reconsidered. Should the firm be unable to perform these services for any reason, the Audit Committee will appoint other independent registered public accountants to perform these services.

There are no affiliations between the Company and Helin Donovan, its partners, associates or employees, other than its engagement as an independent registered public accounting firm for the Company. Representatives of Helin Donovan are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

See the Report of the Audit Committee, included below, for information relating to the fees billed to the Company by Helin Donovan for the fiscal years ended December 31, 2006 and 2005.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE
APPOINTMENT OF PMB HELIN DONOVAN, LLP AS THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

THE AUDIT COMMITTEE

Report of the Audit Committee

During 2006, we reviewed with the Company’s Chief Financial Officer and other members of management and the Company’s independent registered public accounting firm, Helin Donovan, the scope of the annual audit and audit plans, the results of internal and external audit examinations, the evaluation by the auditors of the Company’s system of internal control, the quality of the Company’s financial reporting and the Company’s process for legal and regulatory compliance. We appointed Helin Donovan as the Company’s independent registered public accounting firm and approved the compensation of the firm.

Helin Donovan provided to us the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with Helin Donovan its independence.

We reviewed and discussed the 2006 consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting with management and Helin Donovan. We also discussed the certification process with the Chief Executive Officer and Chief Financial Officer. Management represented to us that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and that the Company’s internal control over financial reporting was effective. We discussed with Helin Donovan the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on these discussions and reviews, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Principal Accounting Firm Fees and Services

The following table presents information about fees paid by the Company to the Company’s independent registered public accounting firm for the last two fiscal years.

	2006	2005

Audit fees(1)	$67,000	$48,350
Audit-related fees(2)	$2,800	$0

(1)	Audit fees incurred related to the quarterly reviews and the annual audit for the Company during 2006 and 2005.

(2)	Audit related fees include Form S-3 consents.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by the Company’s independent registered public accounting firm. The Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by the Company’s independent registered public accounting firm prior to the commencement of the specified services.

The Audit Committee

James Power (Chairman)
Carlo Loi
Robert McCann III
James Vandevere

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth, as of May 8, 2007, certain information concerning the beneficial ownership of Common Stock and Series A Preferred Stock by (i) each person who is known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock or the outstanding shares of Series A Preferred Stock, (ii) each director and director nominee, (iii) each Named Executive Officer (“NEO”) and each director and (iii) all Named Executive Officers and directors as a group.

	Common Stock(1)		Preferred Stock(1)
Name	Shares	Percentage	Shares	Percentage

Stratis Authority(2)	5,306,122	16.53%	—	—
Victoria & Eagle Strategic Fund, Ltd.(3)	2,120,000	6.60	195,351	100%
Collier Sparks(4)	1,185,000	3.69	—	—
Richard Larsen(5)	718,500	2.23	—	—
Michael Sweet(6)	500,000	1.55	—	—
Harold Haug(7)	500,000	1.55	—	—
Michael Garcia(8)	300,000	*	—	—
Carlo Loi(9)	449,500	1.40	—	—
James Power(10)	312,500	*	—	—
Peter Knepper(11)	195,000	*	—	—
Robert McCann III(12)	145,000	*	—	—
James Vandevere(13)	110,000	*	—	—
All Named Executive Officers and directors as a group (10 persons)	4,415,500	13.75	—	—

(*)	Less than 1 percent

(1)	Except as otherwise indicated, the persons named in the table possess sole voting and investment power with respect to all shares shown as beneficially owned. The percentage calculations are based on 32,093,802 shares of Common Stock outstanding as of May 8, 2007.

(2)	Stratis Authority purchased 5,306,122 shares from the Company on January 31, 2007. The address for Stratis Authority is 200 S. Orange Avenue, Suite 2700, Orlando, Florida.

(3)	The address for Victoria & Eagle Strategic Fund, Ltd., a Cayman Islands company (“VESF”), is c/o Victoria & Eagle Asset Management, S.A., Via Nassa 44, 6900 Lugano, Switzerland. Information regarding VESF in the above table is based on an Amended Schedule 13D jointly filed in June 2004 by VESF, Fabio Conti, Paolo Marmont, Stephen Rumball, BIPIELLE Bank (Suisse) S.A. and the executive officers and directors of BIPIELLE Bank with the SEC. VESF’s beneficial ownership consists of 2,120,000 shares of common stock owned by VESF and 406,981 shares of common stock issuable upon conversion of the 195,351 shares of Series A Preferred Stock owned by VESF.

(4)	Includes 660,000 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date.

(5)	Includes 381,000 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date.

(6)	Includes 125,000 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date.

(7)	Includes 125,000 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date.

(8)	Includes 187,500 shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date.

(9)	Consists of shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date.

(10)	Consists of shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date.

(11)	Consists of shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date.

(12)	Consists of shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date.

(13)	Consists of shares of our common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information relating to our named directors and nominees and Named Executive Officers.

Name	Age	Title

Directors
James W. Power	77	Chairman of the Board and Director
Carlo R. Loi	68	Vice Chairman and Director
James Collier Sparks	49	President, CEO and Director
Peter B. Knepper	58	Director
Robert E. McCann III	40	Director
James M. Vandevere	45	Director
Executive Officers
Michael Sweet	52	Senior Vice President, Chief Financial Officer & Chief Operating Officer
Harold Haug	56	Senior Vice President — Sales and Marketing
Richard A. Larsen	58	Senior Vice President, General Counsel & Secretary
Michael Garcia	40	Senior Vice President — Sales and Marketing Products Group

Profiles

Carlo R. Loi, age 68, has served as a director of the Company since January 2003. Mr. Loi, a resident of Milan, Italy, brings more than 30 years of security industry experience to the Company and has served as an executive with a number of multinational companies, including Hewlett Packard and General Electric. Mr. Loi has a Master’s degree in Electrical Engineering from the University of Padua and a Master of Business Administration degree from New York University. He has served as chairman of several corporate boards in Europe.

James Collier Sparks, age 49, has served as a director of the Company since May 12, 2005. He has served as President and Chief Executive Officer of the Company since July 30, 2004. From January 1, 2004 to July 30, 2004, he served as the Senior Vice President of the Company and as President of the Company’s MDI business unit. Mr. Sparks has been in the security industry for over 24 years, with expertise in system integration, manufacturing and marketing. Mr. Sparks was formerly Vice President of Electronics at Southern Steel and was President of Oron, Incorporated.

James W. Power, age 77, has served as a director of the Company since June 2004 and Chairman of the Board of the Company since August 2005. Mr. Power brings more than 30 years of security industry experience to the Company. He is Chairman of AXIUM, Inc., a digital video recording company; director of Henry Bros. Electronics, Inc., an AMEX listed security systems sales and integration company; a director of RAE Systems, a NASDAQ listed company that provides deployable nuclear and toxic gas sensors systems and mine safety equipment; and the principal partner in J.W. Power & Associates. Mr. Power previously served as Chairman of the Board of InfoGraphic Systems Corp.; president and CEO of Martec\SAIC; President and CEO of Pinkerton Control

Systems and has held senior executive positions with Cardkey Systems, Inc., Nitrol Corporation and TRW Data Systems. Previously, he has served as a director of National Semiconductor, ICS Corporation, and Citicorp Custom Credit and Citicorp Credit Services.

Peter B. Knepper, age 58, has served as a director of the Company since May 12, 2005. From January to May 2006, Mr. Knepper served as Interim Chief Financial Officer of the Company. He has held senior management positions with several major corporations and has an extensive background in mergers and acquisitions; raising capital in public and private transactions and in public accounting. He has served as the Executive Vice President and Chief Financial Officer for MediaLive International. Prior to MediaLive, Mr. Knepper served for ten years as Senior Vice President and Chief Financial Officer of Ticketmaster Group, Inc. A Certified Public Accountant, Mr. Knepper began his career with Price Waterhouse & Co. He is a graduate of the University of Southern California.

Robert E. McCann III, age 40, has served as director of the Company since August 23, 2006. Mr. McCann has been a successful executive in the financial and investment industry for over 13 years and is currently the co-founder and managing partner of the MBA Financial Group, LLC, a full service national investment advisory firm with access to all major investment markets. At MBA, he is responsible for formulating investment strategies, managing key accounts and directing the day to day operations of the company. Prior to MBA, Mr. McCann served as Senior Vice President of Investments for GunnAllen Financial and served in a similar capacity for Morgan Stanley, where he managed both retail and institutional transactions

James M. Vandevere, age 45, has served as a director of the Company since January 24, 2007. Mr. Vandevere is currently Chairman and CEO of Stratis Authority, an Orlando, Florida based holding company specializing in the security market with global operating entities reaching across multiple sectors of the physical security industry. Mr. Vandevere has over 25 years of operations, executive management, venture capital and private equity experience in the manufacturing, fiber optics, software, information technology and telecommunications industries. His experience includes serving as a key member of the management team at Ciena Corporation and as an executive with Qtera Corporation. Mr. Vandevere has also served as chief executive and board member for a broad range of successful business organizations including Cenetec Ventures.

Michael Sweet, age 52, has served as the Senior Vice President, Chief Operating Officer and has had responsibility over the financial affairs of the Company since June 22, 2006. In January 2007, he replaced Jim Kitchens as Chief Financial Officer. Mr. Sweet has over twenty-five years of senior management and executive experience, primarily in the physical security and electronic control systems industries. He has held key management positions as Vice President of Q.Pro, Inc., Vice President of Phelps Tointon, Inc., and President of Metroplex Control Systems.

Harold J. Haug, age 56, has served as the Senior Vice President of Sales and Marketing for MDI, Inc., since June 22, 2006. He was Vice President of the Professional Services Group from October 3, 2005 until his appointment as Senior Vice President. Mr. Haug has held senior management positions with the Edelman Corporation, Mosler, Inc., and SMF Systems Corporation. He has also held management positions with American Magnetics Corporation (AMAG) and Casi-Rusco and is a twenty-five year member of the American Society for Industrial Security.

Richard A. Larsen, age 58, was retained by the Company in October 2002 as a consultant. He has served as Senior Vice President, General Counsel and Secretary since June 2004 and as Vice President and General Counsel since 2003. He has served as General Counsel for several public and private companies including: VirtuaLink Corporation (1999-2002), Nu-kote Holdings, Inc. (1995-1999) and Harris-Adacom Corporation (1990-1995). He holds a law degree from Case Western Reserve University in Cleveland, Ohio and an undergraduate degree from Earlham College in Richmond, Indiana.

Michael M. Garcia, age 40, has served as the Senior Vice President of Sales and Marketing for MDI Security Systems since January 2007 and Vice President of Marketing since February 2005. Prior to joining the Company in 2005, Mr. Garcia worked as an Executive for 5 years with SecureInfo Corporation, serving as its Vice President of Marketing, Product Management, Public Relations and Strategic Sales Initiatives. Prior to this, Mr. Garcia was an executive with InFocus Network Technologies, serving as its Vice President of Sales & Business Development.

CORPORATE GOVERNANCE

Board Meetings

The board of directors held seven meetings during fiscal 2006. During fiscal 2006, each director attended at least seventy-five percent of the aggregate number of meetings of the board of directors and meetings held by all committees of the board on which such director served. Our independent directors hold executive sessions without management present at their discretion. We expect each of our directors to attend the annual meeting every year, unless extenuating circumstances prevent their attendance. All of our then-current directors attended last year’s annual meeting.

Board Independence

The Board has determined that, with the exception of J. Collier Sparks, Peter Knepper and potentially James Vandevere, each of the directors standing for election has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the Company’s director independence standards, which are the same as the NASDAQ Stock Market, Inc. (“NASDAQ”) director independence standards, as currently in effect. Mr. Sparks is the Chief Executive Officer and President of the Company. Mr. Knepper was the former Interim Chief Financial Officer of the Company. With respect to Mr. Vandevere, the Board notes that he is an executive officer and a director of Stratis Authority which owns 5,306,122 shares of the Company. Additionally, Stratis Authority and the Company have entered into contracts which are deemed by the Company to be material. All such contracts have been entered into on an “arms-length” basis. However, such contracts may result in the future in payment to the Company of money in excess of the minimums permitted by the NASDAQ for purposes of permitting Mr. Vandevere to maintain his status as an independent director of the Company. The Company and Mr. Vandevere have agreed that Mr. Vandevere will resign as a member of the Audit Committee at such time as the Board no longer believes Mr. Vandevere can be considered independent. Except as may pertain to Mr. Vandevere’s relationship with Stratis Authority, the Board has determined that each member of the Audit and the Compensation/Nominating committee has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is “independent” within the meaning of Rule 4200(a)(14) of the National Association of Securities Dealers’ Marketplace Rules.

Board Nominees

The Company By-laws provide that the number of directors shall be not less than two, with the exact number determined from time to time by the Board of Directors. The Board has set the number of directors at six. Except as to Mr. Vandevere’s relationship as disclosed above, the Company’s Nominating/Compensation Committee is constituted only with independent directors. The Nominating/Compensation Committee has selected six candidates and recommended to the Board that these six candidates be elected to the Board for terms expiring at the Company’s Annual Meeting of Stockholders in 2008 or until their respective successors are elected and qualified or their earlier resignation or removal. Each nominee has indicated his willingness to serve as a member of the Board if elected; however, in case any nominee shall become unavailable for election to the Board for any reason not presently known or contemplated, the Proxy holders will have discretionary authority in that instance to vote the Proxy for a substitute. The six nominees for election to the Board who receive the greatest number of votes cast at the Meeting will be elected to the Board. The persons nominated for election as directors are listed below. No family relationship exists among any of the Company’s directors and executive officers. Except as disclosed above with respect to Mr. Vandevere, no arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer.

Stockholder Communications with Board of Directors

Stockholders wishing to communicate with a board member, or the full board, may send a written communication to us, care of our Secretary, MDI, Inc., 10226 San Pedro Avenue, Suite 200, San Antonio, Texas 78216. Our Secretary will forward the communication to the board or to any individual director or directors to whom the communication is addressed.

Committee Membership

During fiscal 2006, the Board maintained the following committees: (i) an Audit Committee (the “Audit Committee”), (ii) a Nominating Committee (the “Nominating Committee”), and (iii) a Compensation Committee (the “Compensation Committee”). On September 28, 2006, the Board also formed an International Strategy Committee and an Investment Committee. The International Strategy Committee was changed to the Strategic Committee on March 22, 2007.

The following table summarizes current Committee membership as indicated with an “x” and the chairman of each Committee as denoted by a “c”.

Compensation
	Audit	Strategic	Investment	and Nominating
	Committee	Committee	Committee	Committee

James Power	c	x
Carlo Loi	x	c		c
Collier Sparks		x	x
Peter Knepper			x	x
Robert McCann III	x		c	x
James Vandevere	x	x		x

Audit Committee

During 2006, the following non-employee directors, James Power (Chairman), Lance Borvansky, Carlo Loi and Robert McCann III, were on the Audit Committee. At all times during 2006, the Audit Committee was constituted with only “independent” directors. Each member of the Audit Committee is deemed by the Board as (1) “independent” as that term is defined in Section 10A of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”); (2) “independent” as defined by current NASDAQ listing requirements; and (3) financially literate and has the requisite financial sophistication as required by NASDAQ rules applicable to issuers listed on NASDAQ. In addition, the board of directors has determined that James Power meets the criteria of an “audit committee financial expert” within the meaning of the Securities and Exchange Commission’s (“SEC”) regulations. The audit committee held five meetings during fiscal 2006.

The purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of its financial statements. The Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. A copy of the charter of the Audit Committee, which specifies the other responsibilities and powers of the Audit Committee, may be found at the Company’s web site at www.mdisecure.com under the Investor Relations heading.

Compensation/Nominating Committee

During 2006, the following non-employee directors, Carlo Loi (Chairman), James Power and Lance Borvansky were members of the Compensation Committee. During 2006, the following non-employee directors, Lance Borvansky (Chairman), James Power and Carlo Loi, were members of the Nominating Committee. At all times during 2006, the Compensation Committee and Nominating Committee were constituted with only “independent” directors. The Board consolidated the Compensation and Nominating committees into one committee on September 28, 2006. Messrs. Loi, McCann III and Vandevere are “independent” as defined by current NASDAQ listing requirements

The purposes of the Compensation/Nominating committee are to (1) evaluate and establish the compensation of the CEO in consultation with the independent members of the board of directors, (2) evaluate and establish the compensation of other executive officers, and (3) annually lead the board of directors in a discussion of the performance of the CEO, (4) evaluate and make recommendations to the board of directors regarding the compensation of directors, and (5) identify individuals qualified to become members of the board of directors and to nominate directors for election. Additional information regarding the compensation committee is contained in the “Compensation Committee Report”. The nominating and compensation committees held one and two meetings respectively in fiscal 2006 prior to their merger into one committee in 2007. A copy of the 2006 Nominating Committee’s Charter is posted on the Company’s website at www.mdisecure.com under the heading Investor Relations.

Compensation/Nominating Committee Interlocks and Insider Participation in Compensation Decisions

All directors who served on the Compensation Committee and on the Nominating Committee during the fiscal year ended December 31, 2006 were non-employee directors. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

Investment Committee

The Board formed an Investment Committee on September 28, 2006 to investigate alternatives for raising capital and to advise the Board of its findings. The Investment Committee held two meetings during fiscal 2006.

Strategic Committee

The Board formed a Strategic Committee in March 2007 and terminated the existence of the International Strategy Committee. The former International Strategy Committee held one meeting during fiscal 2006.

Stockholder Recommendations

The Company has not, to date, implemented a policy with regard to the consideration of any director candidates recommended by its Stockholders. Until such time as such a policy is in place, the Compensation/Nominating Committee will consider any candidate proposed in good faith by a Stockholder. To do so, a Stockholder should send the candidate’s name, credentials, contact information and his or her consent to be considered as a candidate to Chairman of the Compensation/Nominating Committee, Attention Corporate Secretary, 10226 San Pedro Avenue, Suite 200, San Antonio, Texas 78216. The proposing Stockholder should also include his or her contact information and a statement of his or her share ownership, including the number of shares owned and the period of time that such shares have been owned.

Code of Ethics

The Company has adopted a Code of Ethics that applies to its principal executive officers and certain of the Company’s senior financial officers, including the Company’s Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, controller, principal accounting officer, and persons performing similar functions. The Code of Ethics is posted on the Company’s Internet site as Corporate Policy N-2 of the Company’s Code of Business Conduct at www.mdisecure.com under Investor Relations, Corporate Governance, Code of Conduct. The Company intends to satisfy the disclosure requirements regarding any amendment to or waiver of the Code with respect to the Company’s Chief Executive Officer, Chief Financial Officer, and Chief Legal Officer, and persons performing similar functions, by posting such information on its Internet site.

Annual Meeting Attendance

The Company does not have a policy with regard to Board members’ attendance at the Meeting, but it is expected that all Board members will attend the Meeting.

Transactions With Related Persons

Since January 1, 2006, there have been no transactions with related persons which would require disclosure in this Proxy Statement. The Audit Committee is required to review and approve in advance all transactions with related persons involving the Company.

Information regarding employment and severance agreements between our executive officers and the Company is set forth in the Section entitled, “Employment Contracts and Change in Control,” in this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based upon (i) the copies of Section 16(a) reports which we have received from such persons for their 2006 transactions in the Common Stock and their Common Stock holdings and (ii) the representations received from one or more of such persons that no Section 16(a) reports were required to be filed by them for 2006, the Company believes that all reporting requirements under Section 16(a) for such year were met in a timely manner by its directors and executive officers and each holder of more than 10% of the outstanding Common Stock.

BOARD COMPENSATION

The non-employee directors of the Company are compensated by the Company as follows: (i) an annual retainer of $25,000 per year, (ii) an additional annual retainer of $10,000 to the Chairman of the Board, (iii) an additional annual retainer of $7,000 to the Vice Chairman of the Board, (iv) an additional annual retainer of $6,000 to the chairman of each committee, (v) $1,500 for each Board meeting attended, including telephonic meetings, (vi) $1,000 for each committee meeting attended, including telephonic meetings, (vii) stock options covering shares of Common Stock per year with vested options on 10,000 of such 40,000 shares to be granted on the first day of each calendar quarter, (viii) a one-time grant of stock options covering 100,000 shares of Common Stock, with 12,500 of such 100,000 shares to vest on the first day of each calendar quarter during a two year period after the date of grant, (ix) 5,000 additional vested options to be granted on the first day of each quarter to the chairman of each Board committee, (x) 6,000 additional vested options to be granted on the first day of each quarter to the Vice Chairman of the Board, and (xi) 7,500 additional vested options to be granted on the first day of each quarter to the Chairman of the Board.

The total 2006 compensation for our independent directors is shown in the following table.

					Change in
					Pension
					Value and
					Nonqualified
	Fees			Non-Equity	Deferred
	Earned	Stock		Incentive Plan	Compensation	All Other
	or Paid	Awards	Option	Compensation	Earnings	Compensation	Total
Name	in cash	($)	Awards(1)	($)	($)	($)	($)

James Power	$58,500	-0-	$55,055	N/A	N/A	-0-	$113,555
Carlo Loi	$56,500	-0-	$56,173	N/A	N/A	-0-	$112,673
Peter Knepper(2)	$162,582	-0-	$29,120	N/A	N/A	-0-	$191,702
Robert McCann III	$19,917	-0-	$13,991	N/A	N/A	-0-	$33,908
Lance Borvansky(3)	$45,500	-0-	$45,483	N/A	N/A	-0-	$90,983
James Vandevere(4)	-0-	-0-	-0-	N/A	N/A	-0-	-0-

(1)	The amounts in this column reflect the dollar amount of option awards recognized for financial reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R) and thus includes awards granted prior to 2006. Aggregate options outstanding for each director as of December 31, 2006 were 267,500 for Mr. Power; 397,500 for Mr. Loi; 175,000 for Mr. Knepper; 115,000 for Mr. McCann III; and 335,000 for Mr. Borvansky.

(2)	Mr. Knepper served as Interim Chief Financial Officer of the Company for five months during 2006 for which he was paid $33,333 per month for January, February and March, and $20,000 per month for April and May 2006, plus expenses associated with travel between his residence in California and the Company’s headquarter in San Antonio, Texas.

(3)	Mr. Borvansky left the Board on December 26, 2006.

(4)	Mr. Vandevere joined the Board on January 24, 2007.

The options that were issued in 2006 to our non-employee directors consist of the following grants. All options vested and became exercisable on date of grant:

	Date of	Price of	Number of	Full Grant Date
Name	Grant	Grant	Shares	Fair Value

James Power	1/1/2006	$0.91	17,500	$11,269
	4/1/2006	$1.46	22,500	$23,386
	7/1/2006	$0.77	22,500	$12,376
	10/1/2006	$0.52	22,500	$8,024
Robert McCann III	8/23/2006	$0.60	100,000	$36,289
	10/1/2006	$0.52	15,000	$5,350
Lance Borvansky	1/1/2006	$0.91	20,000	$12,879
	4/1/2006	$1.46	20,000	$20,787
	7/1/2006	$0.77	15,000	$8,251
	10/1/2006	$0.52	10,000	$3,566
Carlo Loi	1/1/2006	$0.91	21,000	$13,523
	4/1/2006	$1.46	21,000	$21,827
	7/1/2006	$0.77	21,000	$11,551
	10/1/2006	$0.52	26,000	$9,273
Peter Knepper	1/1/2006	$0.91	15,000	$9,659
	4/1/2006	$1.46	10,000	$10,394
	7/1/2006	$0.77	10,000	$5,500
	10/1/2006	$0.52	10,000	$3,566
James Vandevere	-0-	-0-	-0-	-0-

EXECUTIVE COMPENSATION

Employment Contracts and Change in Control

The Company’s business is competitive and the Compensation/Nominating Committee believes that it is extremely desirable for the Company to maintain employment contracts with its senior executives. The employment contracts generally provide for severance pay if the executive terminates his employment for good reason or is terminated by the Company without cause, as defined in each agreement. The severance arrangements provided in the contracts are designed to promote stability and continuity of senior management. For certain executives, the employment contracts consider a change in control as good reason for an executive to terminate his or her employment, and thus would entitle him or her to certain severance pay.

The Company currently has employment contracts with each of the Named Executives Officers. See “Employment and Severance Arrangements”, in this Proxy Statement.

Compensation Discussion and Analysis

Overview

The Compensation/Nominating Committee of our Board of Directors reviews and approves our compensation goals and objectives for our Named Executive Officers. The Committee evaluates the performance of our Named Executive Officers in light of those goals and objectives, and determines and approves the appropriate level and structure of the Named Executive Officers’ compensation based on this evaluation. The Committee also makes recommendations to the full Board of Directors regarding compensation of our directors, and recommends and directs the implementation and administration of our incentive and equity-based compensation plans.

Our Chief Executive Officer and President, evaluates the performance of each of the other Named Executive Officers annually. He confers with the Compensation/Nominating Committee and makes compensation recommendations for each Named Executive Officer’s total compensation. The Committee can adopt or amend the recommendations of the Chief Executive Officer.

In determining and approving the salaries of the Named Executive Officers, the Compensation/Nominating Committee may access and review compensation data for comparable companies in the area. In determining 2006 compensation, the Committee did not elect to review any such surveys. The Committee has the authority under its charter to retain outside consultants or advisors to assist the Committee. The Committee elected not to engage outside consultants or advisors in 2006. The Committee meets annually, or on an as needed basis, to review the compensation of all Named Executive Officers.

Compensation Program Objectives

The objectives of our executive compensation programs are:

*	to attract and retain talented employees in executive positions;

*	to align the interests of our executive officers with those of shareholders and motivate performance consistent with those interests; and

*	to recognize and reward individual contribution and motivate our executive officers to achieve our annual, long-term and strategic goals.

Elements of our Compensation Program

In light of our compensation objectives, the Compensation/Nominating Committee has structured our executive compensation packages to include base salary, discretionary cash bonuses, and stock option awards under the 2002 Stock Incentive Plan. We describe each of these compensation components in more detail below.

In 2006, the Committee had no specific policy or target for the allocation of compensation between cash and non-cash or short-term and long-term incentive compensation. While the Committee grants stock option awards on a discretionary rather than formula basis, the Committee’s policy is to increase awards under our equity incentive plans in years in which certain of our performance goals are met or exceeded relative to years in which the goals are not met or exceeded. Historically, and in 2006, substantially all compensation to the Named Executives Officers was in the form of base salary and stock option awards. As noted below, for 2006, each Named Executive Officer was awarded stock options in January, and no Named Executive Officer was awarded a cash bonus.

There were no material increases or decreases in compensation for any Named Executive Officers during 2006 relative to 2005.

Base Salary.  Base salary levels for our Named Executive Officers are established based on salaries paid by comparable companies located primarily in the San Antonio area. In determining base salaries, the Committee also takes into account individual experience and performance. However, considering our past operating losses, the Committee set the base salaries of the Named Executive Officers at levels that the Committee believes are below those of similarly situated executives of peer companies and other public companies, with the intent of raising the base salaries when we achieve consistent profitability.

The base salary of each of our Named Executive Officers for 2006 is included in the Summary Compensation Table under “Executive Compensation” below.

Cash Bonuses.  There were no cash bonuses paid in 2006 or that are to be paid based on 2006. For 2007, the Compensation/Nominating Committee and the Board has each approved an incentive compensation plan pursuant to which an amount equal to twenty-five percent (25%) of the combined 2007 operating income contributions from the Company’s MDI Security Systems and Global System Solutions lines of business, plus burden, would be reserved for distribution to the Named Executive Officers. The Compensation/Nominating Committee determined that any such cash bonuses will be awarded to the Named Executive Officers upon the recommendation of the CEO and President.

Stock Option Plan.  Our 2002 Stock Incentive Plan provides long-term incentive bonuses to directors, officers, key employees and consultants in the form of options to acquire our common stock. The plan is designed to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and enabling executives to acquire an ownership position in our common stock. Stock options are granted at the prevailing market price and become more valuable to the executives as the stock price increases. The Compensation/Nominating Committee evaluates the Named Executive Officers on an annual basis and grants options on a discretionary basis in light of the officer’s level of responsibility and company and individual performance. In granting awards, the Committee considers the recommendations of our President and Chief Executive Officer as to officer performance and compensation, including extraordinary efforts and results. The Committee also considers legal, tax and accounting implications to the company when determining the timing and size of any stock option awards.

Performance and Compensation.  The Compensation/Nominating Committee believes that linking executive compensation to corporate performance results in a direct alignment of compensation with corporate goals and the interests of our shareholders. As performance goals are met or exceeded, resulting in increased value to shareholders, executives are rewarded commensurately. The Committee believes that compensation levels during fiscal 2006 for Named Executive Officers, including our Chief Executive Officer, adequately reflect our compensation goals and policies.

Perquisites

The Company does not provide significant perquisites or personal benefits to executive officers.

Other Employee Benefit Plans

During 2006, the Company provided a medical insurance program for its full-time employees. The Company does not have any defined benefit retirement or non-contributory pension plans for its employees, officers or directors.

Employment and Severance Arrangements

James Collier Sparks.  Mr. Sparks and the Company executed an employment agreement effective January 1, 2004 (the “Sparks Employment Agreement”), pursuant to which Mr. Sparks was retained as the Chief Executive Officer and President of the Company. The Sparks Employment Agreement provides that Mr. Sparks is entitled to participate in the Company’s management incentive plan and that he is eligible for a performance bonus upon determination by the Compensation Committee that the objectives to be met under the Company’s management incentive plan have been met. In addition, Mr. Sparks is entitled to participate in the Company’s long term incentive plans, at the discretion of the Compensation Committee. The Sparks Employment Agreement provides severance compensation if the Company terminates the employment of Mr. Sparks for any reason other than cause as defined in the Sparks Employment Agreement. Such severance compensation would be a maximum of two (2) years’ base salary and is based on length of service.

Michael Sweet.  Mr. Sweet and the Company executed an employment agreement effective June 22, 2006 (the “Sweet Employment Agreement”), pursuant to which Mr. Sweet was retained as the Senior Vice President, Chief Operating Officer and Chief Financial Officer of the Company. The Sweet Employment Agreement provides that Mr. Sweet shall be entitled to participate in any additional long-term stock and/or cash incentive compensation applicable to executive officers of the Company as may, from time to time, be approved by the Compensation Committee of the Board. The Sweet Employment Agreement provides severance compensation if the Company terminates the employment of Mr. Sweet for any reason other than cause as defined in the Sweet Employment Agreement. Such severance compensations would be a maximum of two (2) years’ base salary and is based on length of service.

Harold Haug.  Mr. Haug and the Company executed an employment agreement effective June 22, 2006 (the “Haug Employment Agreement”), pursuant to which Mr. Haug was retained as the Senior Vice President — Sales and Marketing of the Company. The Haug Employment Agreement provides that Mr. Haug shall be entitled to participate in any additional long-term stock and/or cash incentive compensation applicable to executive officers of the Company as may, from time to time, be approved by the Compensation Committee of the Board. The Haug Employment Agreement provides severance compensation if the Company terminates the employment of Mr. Haug for any reason other than cause as defined in the Sweet Employment Agreement. Such severance compensations would be a maximum of two (2) years’ base salary and is based on length of service.

Richard A. Larsen.  Mr. Larsen and the Company executed an employment agreement effective January 1, 2004 (the “Larsen Employment Agreement”), pursuant to which Mr. Larsen was retained as the Senior Vice President, General Counsel and Secretary of the Company. The Larsen Employment Agreement provides that Mr. Larsen is entitled to participate in the Company’s management incentive plan and that he is eligible for a performance bonus upon determination by the Compensation Committee that the objectives to be met under the Company’s management incentive plan have been met. In addition, Mr. Larsen is entitled to participate in the Company’s long term incentive plans, at the discretion of the Compensation Committee. The Larsen Employment Agreement provides severance compensation if the Company terminates the employment of Mr. Larsen for any reason other than cause as defined in the Larsen Employment Agreement. Such severance compensations would be a maximum of two (2) years’ base salary and is based on length of service.

Michael Garcia.  Mr. Garcia and the Company executed an employment agreement effective December 24, 2004 (the “Garcia Employment Agreement”), pursuant to which Mr. Garcia was retained as the Vice President — Sales and Marketing of the Company’s MDI Security Systems business unit. The Garcia Employment Agreement provides severance compensation if the Company terminates the employment of Mr. Garcia for any reason other than cause as defined in the Sweet Employment Agreement. Such severance compensations would be a maximum of two (2) years’ base salary and is based on length of service.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Board of Directors of MDI, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006.

THE COMPENSATION COMMITTEE

Carlo Loi, Chairman
Robert McCann III
Peter Knepper
James Vandevere

2006 Summary Compensation Table(1)

						Non-equity
						Incentive	All
Name and				Share	Option	Plan	Other
Principal position	Year	Salary		Awards(2)	Awards(2)	Compensation	Compensation	Total

J. Collier Sparks	2006	$240,385		-0-	$106,960	-0-	-0-	$347,345
President and Chief Executive Officer
Michael Sweet	2006	$96,154	(3)	-0-	$74,814	-0-	-0-	$170,968
Senior Vice President; Chief Operating Officer and Chief Financial Officer
Harold Haug	2006	$148,077		-0-	$82,851	-0-	-0-	$230,928
Senior Vice President, Sales & Marketing
Richard Larsen	2006	$169,231		-0-	$53,480	-0-	-0-	$222,711
Senior Vice President, General Counsel & Secretary
Michael Garcia	2006	$140,000		-0-	$26,740	-0-	-0-	$166,740
Vice President, Sales & Marketing

(1)	No bonus was paid to a named executive officer in 2006.

(2)	The amounts in this column reflect the dollar amount recognized for financial reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R) and thus may include awards granted in and prior to 2006. A discussion of the assumptions used in calculating these values may be found in Note 13 to our 2006 audited financial statements on page 31 of our annual report.

(3)	Mr. Sweet was employed on June 22, 2006.

2006 Grant of Plan Based Awards

			Estimated Future Payouts				Grant Date
			Under Non-Equity Incentive			Number of	Fair Value of
	Grant		Plan Awards			Common	Equity Awards
Name	Date(1)		Threshold	Target	Maximum	Shares	($)

J. Collier Sparks	1/1/2006	(2)	-0-	-0-	-0-	200,000	$106,960
Michael Sweet	6/22/2006	(3)	-0-	-0-	-0-	200,000	$89,950
Harold Haug	1/1/2006	(2)	-0-	-0-	-0-	50,000	$26,740
	6/22/2006	(3)	-0-	-0-	-0-	150,000	$67,463
Richard Larsen	1/1/2006	(2)	-0-	-0-	-0-	100,000	$53,480
Michael Garcia	1/1/2006	(2)	-0-	-0-	-0-	50,000	$26,740

(1)	The date approved by the Board’s Compensation Committee with respect to equity-based awards. Under the terms of our 2002 Stock Incentive Plan, the grant date fair value is considered to be the closing price of the Company’s Common Shares on the day of the grant date.

(2)	Vested and became exercisable on January 1, 2007.

(3)	Vest and become exercisable on June 22, 2007.

Outstanding Equity Awards at Year End 2006(1)

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option	Option
	Options (#)	Options (#)		Exercise	Expiration
Name and Principal position	Exercisable	Unexercisable		Price	Date

J. Collier Sparks	100,000	-0-		$1.31	1/1/2014
	185,000	-0-		$0.77	1/13/2015
	-0-	200,000	(2)	$0.91	1/1/2016
Michael Sweet	-0-	200,000	(3)	$0.74	6/22/2016
Harold Haug	-0-	50,000	(2)	$0.91	1/1/2016
	-0-	150,000	(3)	$0.74	6/22/2016
Richard Larsen	60,000	-0-		$1.31	1/1/2014
	15,000	-0-		$1.31	1/1/2014
	85,500	-0-		$0.77	1/13/2015
	-0-	100,000	(2)	$0.91	1/1/2016
Michael Garcia	100,000	-0-		$0.77	1/13/2015
	-0-	50,000	(2)	$0.91	1/1/2016

(1)	There were no share awards in 2006.

(2)	Vested and became exercisable on January 1, 2007.

(3)	Vest and become exercisable on June 22, 2007.

Options Exercises and Common Shares Vested in 2006

	Option Awards		Share Awards
	Number of		Number of
Name and	Shares Acquired	Value Realized on	Shares Acquired	Value Realized
Principal position	on Exercise (#)	Exercise ($)	on Vesting (#)	on Vesting ($)

J. Collier Sparks	-0-	-0-	-0-	-0-
Michael Sweet	-0-	-0-	-0-	-0-
Harold Haug	-0-	-0-	-0-	-0-
Richard Larsen	-0-	-0-	-0-	-0-
Michael Garcia	-0-	-0-	-0-	-0-

Equity Compensation Plan Information

The following table provides information as of December 31, 2006 with respect to compensation plans under which the Company’s equity securities are authorized for issuance:

Number of
Securities Remaining
	Number of Securities		Available for Future
	to be Issued Upon	Weighted Average	Issuance Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column

Equity compensation plans approved by security holders	4,581,973	$0.99	4,714,872
Equity compensation plans not approved by security holders	-0-	-0-	-0-
Total	4,581,973	$0.99	4,714,872

Stockholder Proposals for 2008 Annual Meeting

Stockholders may submit proposals on matters appropriate for Stockholder action at the next annual meeting of the Company consistent with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be considered for inclusion in the Proxy Statement and Proxy relating to the 2008 Annual Meeting of Stockholders, the Company must receive such proposals not later than January 17, 2008. Such proposals should be directed to MDI, Inc., 10226 San Pedro Avenue, Suite 200, San Antonio, Texas 78216 Attention: Chief Executive Officer.

Other Matters

The Board knows of no matter other than those described in this Proxy Statement that will be presented for consideration at the Meeting. However, should any other matters properly come before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment in the interest of the Company.

By Order of the Board of Directors,

Richard A. Larsen
Senior Vice President,
General Counsel & Secretary

San Antonio, Texas
May 11, 2007